Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 21, 2021 (the “Effective Date”), between Caret Holdings, Inc, a Delaware corporation (and collectively with its parents, subsidiaries, and other corporate affiliates, and its or their successors or assigns (the “Company”), and Anirban Kundu (“Executive”). The Company and Executive are each referred to as a “Party” and collectively as the “Parties”.
WHEREAS, the Company wishes to offer contract employment to the Executive, and the Executive wishes to accept such offer, on the terms and conditions set forth below;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Term of Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period commencing as of the Effective Date, and continuing on each anniversary of the Effective Date, unless terminated earlier in accordance with Section 4 hereof (the “Employment Period”).
2.Position and Duties.
(a)Position. During the Employment Period, the Executive shall serve as the Chief Technology Officer.
(b)Duties. Executive shall have the normal duties, responsibilities, functions and authority customarily associated with such position and such other duties and responsibilities as may be assigned from time to time to Executive by the Chief Executive Officer of the Company or such other person as the Chief Executive Officer may designate from time to time (the “Supervisor”). Executive shall report to the Supervisor, and Executive shall devote Executive’s full-time energies and attention to the business and affairs of the Company. Executive shall perform Executive’s duties, responsibilities and functions to the Company hereunder in a diligent, trustworthy, professional, ethical and efficient manner and shall comply with the policies and procedures of the Company and its Affiliates and will cooperate fully with the Board of Directors of the Company (the “Board”) in the advancement of the best interests of the Company. Notwithstanding, Executive may engage in charitable, civic, fraternal and trade association activities that do not interfere materially with Executive’s obligations to the Company. Employees may serve on the boards of directors of other organizations so long as those other companies are not in direct competition with the Company and so long as the employees’ service does not otherwise present a real or perceived conflict of interest. A real or perceived conflict of interest may arise if employees serve on the boards of more than one public company or if they serve on more than two boards in total.

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3.Compensation and Benefits.
In exchange for services rendered by the Executive hereunder, the Company shall provide the following:
(a)Base Salary. During the Employment Period, Executive’s base salary shall be $500,000 per annum, or such higher amount as determined by the Company in its discretion, as adjusted from time to time (the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).
(b)RSU Grants.     Executive will be granted, subject to the approval of the Compensation Committee of Root, Inc. (the “Compensation Committee”), an initial on-hire RSU grant of $16,000,000 (the “On-Hire Grant”) and an annual RSU grant of $8,000,000 (the “Annual Grant”). Any such grants shall be governed by the Root, Inc. 2020 Equity Incentive Plan (the “Plan”) and form of RSU Award Grant Notice and Award Agreement, each as may be duly amended from time-to-time by the Root, Inc Board of Directors. Subject to the foregoing, including Executive’s Continuous Service (as defined in the Plan) as of each such date, the On-Hire Grant and the Annual Grant will vest on the following schedule: one-quarter on the first anniversary of the grant date and the remainder quarterly thereafter.
Executive will be eligible to receive an additional one-time grant in the discretion of the Compensation Committee with a grant date value of $4,800,000 in the form of a performance grant consistent with those awarded to the Chief Executive Officer and other executives in 2021. Executive will also be eligible to receive additional performance grants of $8,000,000 annually in RSUs, in the discretion of the Compensation Committee and subject to Executive meeting performance expectations for Executive’s role.
Each of the On-Hire Grant and Annual Grant will be calculated by dividing the grant value by the unweighted average closing price of a share of Root, Inc. Class A common stock over the thirty consecutive trading day period immediately preceding the date of the grant with a grant date within 30 days of Executive’s first day of employment.
(c)Annual Performance Bonus. In addition to the Base Salary, Executive shall be eligible to receive an annual performance bonus of up to 60% of the Base Salary (the “Annual Bonus”). The actual amount of Annual Bonus, if any, shall be determined by the Company in its sole discretion, and shall be based, in part, on Executive’s performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. Any Annual Bonus earned by Executive shall be paid in accordance with the Company’s policies and practices, as in effect from time to time, but in any event, no later than March 15th of the following calendar year. Executive must be employed on the day that the Annual Bonus, if any, is paid in order to be eligible for and earn the bonus, unless a pro rata bonus is earned in accordance with Section 4 below.
(d)Double Trigger Change in Control. In the event that Executive’s employment with Company is terminated by Company or its successor or assigns without Cause

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(as defined below) on account of or within one year from the date of the closing of a Change in Control (as defined below) (such period, the “Double Trigger Period”), the vesting and exercisability of each of the Executive’s outstanding equity awards granted pursuant to the Equity Plan shall be automatically vested in full.
(e)Benefits. The Executive shall be permitted during employment to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other employees of the Company generally, on the same terms as such other employees, in each case to the extent that the Executive is eligible under the terms of such plans or programs, as may be changed from time to time by the Company or the relevant insurer or administrator.
(f)Paid Time Off. Executive shall be eligible for paid time off each year in accordance with the policies of the Company in effect, subject to the conditions as they may be established or changed from time to time by the Company’s sole discretion.
(g)Business Expenses. Subject to Section 18(d), the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, which business expenses are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
4.Termination of At-Will Employment During the Employment Period.
(a)Termination. During the Employment Period, this Agreement and the employment of Executive by the Company and any Affiliate may be terminated at any time as follows:
(i)By mutual agreement of the Parties;
(ii)By the Company if Executive dies or becomes Disabled;
(iii)By the Company for Cause immediately upon notice;
(iv)By the Company without Cause upon thirty (30) days’ written notice; or
(v)By Executive, voluntarily, at any time; provided that Executive agrees to give the Company not less than sixty (60) days written notice of Executive’s resignation unless such notice period is waived by the Company.
(b)Termination Payments.
(i)Termination for Cause and upon Executive’s Resignation. If Executive’s employment hereunder and the Employment are terminated during

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the Employment Period pursuant to Sections 4(a)(iii) or (v), Executive shall be entitled to payment of:
(A)Executive’s accrued but unpaid Base Salary through the date of termination; and
(B)any properly documented reimbursable expenses owed to Executive (clauses (A) and (B) of this Section 4(b)(i), collectively, the “Accrued Obligations”).
(ii)Termination upon Death or Disability. If Executive’s employment hereunder and the Employment are terminated during the Employment Period pursuant to Section 4(a)(ii), Executive, or his estate if applicable, shall be entitled to payment of:
(A)Accrued Obligations;
(B)an amount equal to the portion of the Annual Bonus, if any, that has been earned by Executive pursuant to Section 3(c) from the period beginning on January 1st of the year in which Executive’s employment with the Company is terminated, through the date of such termination on a pro rata basis; and
(C)Executive’s accrued but unused paid time off.
(iii)Termination by Mutual Agreement or by the Company without Cause. If Executive’s employment hereunder and the Employment Period are terminated during the Employment Period pursuant to Sections 4(a)(i) or (iv), Executive shall be entitled to the following:
(A)payment of Accrued Obligations;
(B)Executive’s accrued but unused paid time off;
(C)an amount equal to twelve (12) months of Executive’s per annum Base Salary as of the date of termination (the “Severance”); and
(D)an amount equal to the portion of the Annual Bonus, if any, that has been earned by Executive pursuant to Section 3(c) from the period beginning on January 1st of the year in which Executive’s employment with the Company is terminated, through the date of such termination on a pro rata basis.
The amounts described in clauses (B), (C) and (D) of this Section 4(b)(iii) will be paid in a lump sum within sixty (60) days following the date of termination, provided that Executive (or, in the event of Executive’s death, Executive’s estate) has executed and delivered to the Company not later than forty-five (45) days following the date of termination an irrevocable general waiver

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and release of claims in the form provided by the Company to Executive (or, in the event of Executive’s death, Executive’s estate) after Executive’s termination (the “General Release”) and the latest date on which the General Release is subject to revocation has expired. The Accrued Obligations shall be paid no later than as required by law or within thirty (30) days following the date of termination, whichever occurs earlier. As to any amount described in clause (B) or (C) of this Section 4(b)(iii) that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), if the sixty (60) day period begins in one calendar year and ends in a second (2nd) calendar year, payment shall always be paid in the second (2nd) calendar year. All payments of amounts described in clauses (B), (C) and (D) of this Section 4(b)(iii) are subject to clawback by the Company in the event of any knowing breach by Executive of the provisions of Sections 5, 6, 7, 8, 20 or 21 hereof. Such clawback shall apply to payments that would have been made to Executive after the date of a proven breach had payments been made monthly rather than in a lump sum.
(c)Limitation on Payments Hereunder. Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits, or compensation from the Company, its Affiliates, or Subsidiaries after the termination of the Employment Period, and all of Executive’s rights to salary, bonuses, employee benefits, and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement benefits accrued on or prior to the termination of the Employment Period or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (including the those under Title I, Part VI, of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code).
(d)Offsets. The Company may offset any amounts Executive owes to Company or any of its Affiliates or Subsidiaries against any amounts the Company owes Executive hereunder, to the extent permitted by Section 409A.
(e)Notice Period. During the period following delivery of notice of the Executive’s termination, whether voluntarily by the Executive or by the Company without Cause pursuant to Section 4(a), and prior to the effective date of the Executive’s termination, the Company may, in its sole discretion: (i) require the Executive to perform only such duties as it may allocate to the Executive; (ii) require the Executive not to perform any of the Executive’s duties; (iii) to the extent practical given the Company’s requirements under subsection (i) above, require the Executive not to have any contact with employees, clients or vendors of the Company as the Company shall determine; and (iv) exclude the Executive from the Company premises.
(f)Payment in Lieu of Notice. The Company may, at its absolute discretion, when terminating the Executive’s employment without Cause pursuant to Sections 4(a)(iv), elect to notify the Executive in writing that it is exercising its right to dismiss the Executive with immediate effect and that it will be making a payment to the Executive in lieu of notice. The

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Company’s payment in lieu of notice shall be equivalent to the Base Salary which would have been payable or have accrued during the Executive’s notice period.
(g)Resignation Upon Termination. Upon termination of the Executive’s employment for any reason, the Executive agrees and covenants that the Executive shall immediately tender a resignation to the Company for any position held by the Executive as an officer of Root, Inc. or any of its Subsidiaries or Affiliates or as a member of the board of directors or any committee thereof of Root, Inc. or any of its Subsidiaries or Affiliates.
5.Proprietary Information and Trade Secrets.
(a)“Proprietary Information and Invention Agreement”. Executive understands and acknowledges that during the course of employment by the Company, the Executive will have access to and learn about Proprietary Information and trade secrets (“Proprietary Information”) as outlined and defined in Executive’s Proprietary Information and Invention Agreement (“PII Agreement”, incorporated throughout this Agreement). Executive agrees that upon termination of employment, Executive must return all such Proprietary Information as outlined in the PII Agreement.
(b)Non-Use and Non-Disclosure. Executive agrees that during employment with the Company, Executive will not improperly use, disclose, or induce the Company to use, any proprietary information or trade secrets of any former or concurrent employer or other person or entity. Executive further agrees that Executive will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information or trade secrets belonging to any such employer, person or entity unless consented to in writing by both the Company and such employer, person or entity.
(c)Permitted Governmental Disclosures. The federal Defend Trade Secrets Act of 2016 immunizes employees against criminal and civil liability under federal or state trade secret laws – under certain circumstances – if Executive discloses a trade secret for the purpose of reporting a suspected violation of law. Pursuant to such Act, immunity is available if Executive discloses a trade secret in either of these two circumstances: (1) Executive discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a legal proceeding, Executive discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public). Further, nothing in this Employment Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any federal Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need prior authorization to make any such reports or disclosures and is not required to notify the Company or the Board that he has made such reports or disclosures.

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(d)Third Party Information. Executive understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive shall hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and Affiliates) or use, except in connection with Executive’s work for the Company, Third Party Information unless expressly authorized by a member of the Board in writing.

6.Non-Compete; Non-Solicitation.

(a)Non-Competition. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of Executive’s employment with the Company and Affiliates he has and shall become familiar with the Company’s and its Affiliates’ corporate strategy, pricing, processes, and other market and financial information, know-how, trade secrets, and valuable customer, supplier, and employee relationships, and with other Proprietary Information and trade secrets contained herein and in Executive’s PII Agreement concerning the Company and its Affiliates, and that Executive’s services have been and shall be of special, unique, and extraordinary value to the Company and its Subsidiaries and Affiliates. Accordingly, Executive agrees not to engage in the Restricted Activities during Executive’s employment with the Company and for 12 months after the termination of Executive’s employment for any reason.
Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person or entity engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if I (i) am not a controlling person of, or a member of a group which controls, such person or entity and (ii) do not, directly or indirectly, own 5% or more of any class of securities of such person or entity.
This Section does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
(b)Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly through another person (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any employee, contractor or consultant thereof, or (ii) knowingly hire

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any person who was an employee of the Company at any time during the twelve (12) months prior to the termination of employment. This obligation, however, shall not affect any responsibility Executive may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.
(c)Non-solicitation of Current and/or Prospective Customers. The Executive agrees and covenants not to directly or indirectly through another person (i) induce or encourage any vendor, supplier, customer, or Prospective Customer of the Company to cease doing business with or reduce its business with the Company or in any way interfere with the relationship between the Company and such vendor, supplier, customer or Prospective Customer (including by making disparaging remarks about the Company) or (ii) provide to such customers or Prospective Customers products and/or services similar to or competitive with those offered by the Company.
(d)Reformation. If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope, and area permitted by law.
(e)Executive’s Acknowledgements. Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Proprietary Information, business strategies, employee and customer relationships, and goodwill of the Company and its Subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical area. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 5, 6 or 7 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.
7.Enforcement. Because Executive’s services are unique and because Executive has access to Proprietary Information and Work Product, the parties agree that the Company and its Subsidiaries and Affiliates will suffer irreparable harm from a breach or threatened breach of Sections 4, 5, 6, 8, 20 or 21 by Executive and that money damages would not be an adequate remedy for any such breach or threatened breach of this Agreement. In the event of any breach or threatened breach of this Agreement, the Company and its Subsidiaries and Affiliates, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach of violation by Executive of Section 6, the Non-Compete Period and the Non-Solicit Period shall be extended

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automatically by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.
8.Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery, and performance of this Agreement by Executive do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Executive is a party or by which Executive is bound; (b) Executive is not a party to or bound by any employment agreement, noncompete agreement, or confidentiality agreement with any other Person that would prohibit Executive’s employment with the Company or restrict Executive’s ability to fully perform Executive’s duties for the Company; (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms; and (d) Executive is not subject to any pending, or to his knowledge any threatened, lawsuit, action, investigation, or proceeding involving Executive’s prior employment or consulting work or the use of any information or techniques of any former employer or contracting party. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.
9.Survival. Sections 5 through 22 shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period and this Agreement.
10.Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
Anirban Kundu
[On File with the Company]
Notices to the Company:
Root, Inc.
80 E Rich St Suite 500
Columbus, Ohio 43215
Attention: Jon Allison, General Counsel
Email: jon@joinroot.com
or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, or mailed.

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11.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
12.Complete Agreement. This Agreement, together with the Proprietary Information and Invention Agreement signed by Executive, sets forth the entire agreement and understanding between the Company and Executive relating to the subject matter of this Agreement and supersedes all prior discussions or representations. This Agreement does not alter or modify any Company policies, procedures, or employment handbooks signed on or before the effective date of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the General Counsel or Chief Executive Officer of the Company and Executive. Any subsequent change or changes in Executive’s duties, salary, or compensation will not affect the validity or scope of this Agreement.
13.No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
14.Counterparts. This Agreement may be executed in separate counterparts (including by means of pdf signature page), each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.
15.Successors and Assigns. This Agreement, including the covenants in paragraph 4 above, will be binding upon and inure to the benefit of (i) the Company and its successors and assigns, by merger or otherwise, and (ii) the Executive and the Executive’s heirs and personal representatives. This Agreement is not assignable by the Executive. The Company may unilaterally assign its rights and obligations under this Agreement to any successor to Company’s rights and obligations hereunder as a result of any change in control, merger, consolidation, restructuring or reorganization or to any other successor to all or substantially all of the securities, business and/or assets of the Company or any of its Affiliates, and Executive shall continue to be bound by the terms and conditions of this Agreement. In connection with any such assignment by Company, following such assignment, references to “Company” in this Agreement, shall mean the successor to all or substantially all of the securities, business and/or assets of Company or any of its Affiliates to whom this Agreement is assigned.
16.Choice of Law and Choice of Forum. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio. Jurisdiction and venue of

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any dispute, action or proceeding relating to this Agreement, the employment of Executive, the termination of Executive’s employment, or the validity, interpretation, performance, breach or termination of the Agreement shall be exclusively in the state or federal court located in Franklin County, Ohio.
17.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period with or without Cause) shall affect the validity, binding effect, or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
18.Tax Matters; Code Section 409A.
(a)The Company and its respective Subsidiaries and Affiliates shall be entitled to report such income and deduct or withhold from any amounts owing from the Company or any of its Subsidiaries or Affiliates to Executive any federal, state, local, or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments and benefits from the Company or any of its Subsidiaries or Affiliates (including, without limitation, wages and bonuses). In the event the Company or any of its Subsidiaries or Affiliates does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries and Affiliates for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive) with any interest, penalties, and related expenses thereto.
(b)The intent of the parties is that payments and benefits under this Agreement comply with Section 409A; and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company or any of its Subsidiaries or Affiliates be liable for any additional tax, interest, or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A with respect to this Agreement or otherwise.
(c)Notwithstanding the foregoing, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under

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Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 19(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(e)For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company, to the extent permitted under Section 409A.
(f)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
19.Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
20.Corporate Opportunity. Executive shall submit to the Company all material business, commercial, and investment opportunities or offers presented to Executive, or of which Executive becomes aware, at any time during the Employment Period or any period of at-will employment, which opportunities relate to the Company’s business (“Corporate Opportunities”). Unless approved by the Board, during the Employment Period or any period of at-will employment, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf or for Executive’s personal benefit or for the benefit of any Person other than the Company.
21.Executive’s Cooperation. During the Employment Period and thereafter, Executive shall reasonably cooperate with the Company and its Subsidiaries and Affiliates in any

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internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company or any Subsidiary or Affiliate (including, without limitation, Executive’s being available to the Company and its Subsidiaries and Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any Subsidiary’s or Affiliate’s request to give truthful and accurate testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its Subsidiaries and Affiliates all pertinent information and turning over to the Company and its Subsidiaries and Affiliates all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company or any Subsidiary or Affiliate requires Executive’s cooperation in accordance with this section, the Company shall pay Executive a per diem reasonably determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including reasonable transportation, lodging and meals, upon submission of receipts).
22.Legal Advice. The Executive acknowledges that he is entering into this Agreement of Executive’s own accord and without coercion or pressure of any kind from the other party or from any third person and that he or she has been given the opportunity to obtain independent legal advice in connection with this Agreement.
23.Definitions.
(a)Certain Definitions. For purposes of this Agreement, the following definitions shall apply:
(i)“Affiliate” shall mean, any employer with which the Company would be considered a single employer under Section 414(b) or 414(c) of the Code (as defined below), applied using fifty percent (50%) as the percentage of ownership required under such Code sections, including (i) any Person (as defined below), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such specified Person and (ii) any Person that is a natural Person, the spouse, ancestors, or lineal descendants of such Person, any limited partnership or limited liability company controlled by such Person or such Person’s spouse, ancestors, or lineal descendants or in which such Person or such Person’s spouse, ancestors, or lineal descendants hold a majority interest, any trust established for the benefit of any of them and such Person’s estate or legal representative.
(ii)“Cause” shall mean, with respect to Executive, one or more of the following: (i) commission of, or conviction of, a felony or a crime involving moral turpitude; (ii) commission of an act or omission to act with respect to the Company or any of its Affiliates or Subsidiaries or any of their customers or suppliers involving dishonesty, disloyalty, or fraud; (iii) conduct that brings or is reasonably likely to bring the Company or its Affiliates or Subsidiaries into public disgrace or disrepute; (iv) repeated failure to perform duties as reasonably directed by the Board; (v) gross negligence or willful misconduct with respect to

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the Company or any of its Affiliates or Subsidiaries; (vi) material breach of the Company’s Code of Conduct as amended from time to time; (vii) any material breach by Executive of Section 4, 5, 6, 8, 20 or 21 of this Agreement; or (viii) the Executive relocates from the Company’s principal office by more than fifty (50) miles without written Company approval. With respect to subsection (iv) herein, “Cause” shall only exist if Executive fails to cure the alleged infraction within thirty (30) days of receiving written notice from the Company; and if Executive remedies the condition within such thirty (30) day cure period, then no Cause shall be deemed to exist with respect to such condition.
(iii)“Change in Control” shall have the meaning ascribed in the Root, Inc. 2020 Equity Incentive Plan. For the avoidance of doubt, Caret Holdings, Inc. shall not be substituted for Root, Inc. in the definition of “Company” in such context.
(iv)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(v)“Disabled” shall mean Executive’s incapacity due to physical or mental illness or Executive is considered disabled under the Company’s long-term disability insurance plans.
(vi)“Person” shall mean any natural person, corporation, partnership (whether general or limited), limited liability company, association, custodian, nominee, trust, estate, joint venture, governmental authority, or other individual or entity.
(vii)“Prospective Customer” shall mean any prospect with whom Executive or a representative of Company for which Executive was aware has engaged in discussions to do business with the Company within the last twelve (12) months of Executive’s employment.
(viii)“Restricted Activities” shall mean activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity, within the Restricted Territory, that is a property and casualty insurance company offering products that are the same or similar to the Company or an entity doing or intending to do business with a property and casualty insurance company and is engaged in the activity of implementing the framework for and/or processing telematics sensor data for the construction of predictive and/or explanatory signals related to behavior of an individual and/or motion of a vehicle while driving for use in insurance underwriting, rating or claims handling. Restricted Activity also includes activity that may require or inevitably require disclosure of trade secrets or Proprietary Information as defined in this Agreement or in the PII Agreement.

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(ix)“Restricted Territory” shall mean the world because the type of work Executive is engaged can be performed, shared, utilized, developed, bought, sold, or accessed from anywhere to anywhere.
(x)“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture, or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person (or, in the case of a partnership, limited liability company, or other similar entity, control of the general partnership, managing member, or similar interests) or Persons (whether directors, managers, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
* * *
IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of the date first written above but signed on the date(s) indicated below.
CARET HOLDINGS, INC.

By:    /s/ Alexander Timm

Name: Alexander Timm

Title:    Chief Executive Officer

Anirban Kundu

    /s/ Anirban Kundu

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